SNET MANAGEMENT PENSION PLAN


A summary of amendments to the SNET Management Pension Plan
("Plan") is as follows:


Effective June 1, 1994
Section  4, Paragraph 2, Transitional Retirement Status:
Was amended to provide coordination among the Transitional Retirement Status, Pension Deferral Option, Disability Service Pension and the Early Retirement Discount. To provide management employees whose employment with SNET terminated between September 8, 1993 and December 31, 1995, inclusive, with the ability to become eligible for a Service Pension if they would otherwise have become eligible by December 31, 1995. If employee is receiving disability benefits and terminates employment, the Transitional Retirement Status continues and the employee will be eligible to commence receipt of a Service Pension at the end of the Transitional Retirement Status. If employee remains disabled and eligible to receive Sickness or Accident Disability benefits continuously from the date of termination to the commencement of a Service Pension under the Transitional Retirement Status, the employee's Service pension shall not be reduced for the Early Retirement Discount. If employee recovers prior to start of Service Pension under the Transitional Retirement Status , the Early Retirement Discount provisions shall no longer apply if employee's actual age at the time of pension commencement is less than age 55, and provided that the employee may elect to defer commencement of the pension payments under the Pension Deferral Option and reduce or eliminate the discount.


Section 4, Paragraph 3(c), Revocation for Survivor Annuity for Parent: Adopted a revocation process for retiree's who named a parent as the annuitant. Retiree's who had previously elected a Survivor Annuity naming a parent as the annuitant may have their pension restored to the full amount
without reduction for the Survivor Annuity.   The retiree
must provide a notarized statement from the annuitant which irrevocably waives the parent's right to the pension benefits.

Effective September 14, 1994
Section 6, Paragraph 6, Layoff Provisions: Amended the service bridging rules of the SNET Management Pension Plan to provide that any regular or provisional regular employee with six years or more of net credited service at the time of a layoff and who is reemployed as a regular or provisional regular employee within four years from the date the employee left employment of the Company as the result of such layoff shall be eligible for an immediate service bridging of the employee's previous service which was recognized at the time of the layoff and periods of temporary employment subsequent to the layoff. The service bridging provisions relating to the reemployment of any regular or provisional regular employee who had less than six years of net credited service at the time of a layoff shall continue to require reemployment as a regular employee within two years of the date the employee left the employment of the Company as the result of such layoff.



Effective November 16, 1994
Section 6, Paragraph 4(a), Breaks in Service: Was amended to provide for service credit for any period of time between the date of a prior termination and the date of reemployment as is specified by a court order or court award be clarified to also include periods of time specified in accordance with the terms of a settlement which results in the individual's reemployment.